Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)

OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT

FOR 2020 (“Objective LTIP”)

Purpose:  To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 3, 2020.

Eligibility:  The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer (“CEO”), the Chief Operating Officer West (“COO West”) and the Chief Operating Officer East (“COO East”). Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”).

Vesting and Other Terms and Provisions:  Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards (“RSAs”) under the U. S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”), to be granted by the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2021. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2021 and ending January 1, 2025, subject to acceleration of vesting in the Committee’s sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive’s employment agreement with USPH.

Administration: The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee’s determinations and interpretations under this Objective LTIP shall be final and binding on all persons.

Objective Goals And Amounts That May Be Awarded:  The maximum amount of RSAs that may be granted under this Objective LTIP based upon the achievement of the performance goals relating to 2020 USPH consolidated pre-tax income (before charges/credits for changes in Redeemable Non-Controlling interests and any extraordinary items and after consideration of the compensation expense required to be reported in 2020 related to this and all other management incentive plans) are as follows: CEO = 8,800 shares; COO East = 4,400 shares; COO West = 4,400 shares.

Performance Goals	Objective

2020	Amount of Maximum Shares

Pre-tax Income	That May Be Awarded

$51,333,785	30.0%
$51,590,454	34.0%
$51,848,406	38.0%
$52,107,648	42.0%
$52,368,187	46.0%
$52,630,027	50.0%
$52,893,178	56.0%
$53,157,644	62.0%
$53,423,432	68.0%
$53,690.549	76.0%
$53,959,002	84.0%
$54,228,797	92.0%
$54,499,941 and over	100.0%

Certain Tax Considerations:  Any awards actually granted under this program shall be subject to Code Section 83(b).